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Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Jones Medical Industries, Inc.


We consent to the use of our report dated April 25, 1996, except for Note 16 as to which the date is July 30, 1996, with respect to the consolidated balance sheets of Galen Drugs of Florida, Inc. and subsidiaries as of September 30, 1995, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended, which report appears in the Form 8-K of Jones Medical Industries, Inc. dated November 8, 1996 incorporated in your Form S-3 dated January 31, 1997.



Hacker, Johnson, Cohen & Grieb

Tampa, Florida
January 31, 1997